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For Immediate Release
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Contacts:
Total System Services, Inc.         BB&T Corporation
Danita Gibson-Lloyd                 Virginia Lewis                     Scott Qualls               Jason Reed
Corporate Communications Mgr.       Senior Account Executive           Senior Vice President      Public Relations
Total System Services, Inc.         Ketchum Public Relations           BB&T Corporation           BB&T Corporation
(706) 649-5578                      (404) 877-1842                     (919) 246-4919             (910) 733-2206
dgibsonlloyd@totalsystem.com        virginia.lewis@ketchum.com         sequalls@bbtnet.com        jayreed@ols.net

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              TSYS to Provide Card Processing for BB&T Corporation
            BB&T to Move Card Issuance from North Carolina to Georgia


COLUMBUS, Ga., Nov. 25, 1997 - Total System Services, Inc. (R), (TSYS(R)) (NYSE:"TSS") today announced the signing of a multi-year contract to provide credit, debit and commercial card processing for Winston Salem, N.C.-based BB&T Corporation. The bank will convert its one million accounts to TSYS' state-of-the-art Year 2000 compliant TS2(R) Cardholder System.

         TSYS President Philip W. Tomlinson said, "We appreciate the confidence BB&T has placed in us to meet its business needs and are certain that they will enjoy the benefits of our leading-edge systems and solutions. We look forward to helping them prosper in this highly competitive environment."

         TS2 is the complete rewrite of TSYS' Cardholder System. The card processing system offers exceptional levels of service and performance beyond any application in today's card processing domain.

         "TSYS offers high quality innovative card processing services," said Scott Qualls, senior vice president and manager of BB&T's Revolving Credit Department, "Their addition to BB&T's team will allow us to continue providing world-standard client service for all our bankcard and debit card clients."

         BB&T also announced its intention to move its state of issuance for bankcard and merchant businesses to Georgia. BB&T is in the process of applying with the appropriate state and federal authorities. BB&T currently operates these businesses out of North Carolina.

                                  Exhibit 99.2


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                                   -- more --

TSYS Signs Branch Banking and Trust For Card Processing/p.2


         BB&T Corporation (NYSE: "BBK"), a multi-bank holding company with $27.2 billion in assets, operates 485 banking offices in 256 cities in North Carolina, South Carolina and Virginia. BB&T is a full-service commercial and retail bank that also offers additional financial services, such as insurance, investments, leasing and trust. More information on BB&T is available at the bank's website, www.BBandT.com.

         Headquartered in Columbus, Ga., TSYS is one of the world's largest credit, debit, commercial and private-label card processing companies, serving card issuing institutions located throughout the United States, Puerto Rico, Canada and Mexico, representing more than 91 million cardholder accounts. TSYS provides a comprehensive on-line system of data processing services marketed as THE TOTAL SYSTEM(R). In 1996, TSYS formed a joint venture with Visa(R) U.S.A. to create Vital Processing Services L.L.C. (www.vitalps.com), a leading full-service merchant processing company. TSYS' 1996 revenues totaled $311.6 million; the company is an 80.7 percent owned subsidiary of Synovus Financial Corp. (NYSE: "SNV")(www.synovus.com), a $9.0 billion asset, multi-financial services company that also includes 34 banking affiliates in four Southeastern states, a full-service brokerage firm, a comprehensive trust services provider and a mortgage services company. TSYS' Internet address is www.totalsystem.com.

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